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                                January 22, 1999


Arkansas Best Corporation
3801 Old Greenwood Road
Fort Smith, Arkansas 72903

     Re:      Treadco, Inc.

Gentlemen:

     You have advised the undersigned that Arkansas Best Corporation ("ABC") is contemplating making a proposal to acquire the shares of the common stock of Treadco, Inc. (the "Company") not owned by ABC at $9.00 per share in cash in a transaction in which the Company would become a wholly owned subsidiary of ABC again (the "Transaction"). The undersigned believes the $9.00 per share cash price is fair and agrees to support the Transaction. In order to facilitate the proposal and the Transaction, the undersigned hereby irrevocably appoints ABC, with full power of substitution, as the proxy of the undersigned to attend any and all meetings of stockholders of the Company and any adjournments or postponements of such meetings (collectively, a "Meeting"), to vote for and in the name, place and stead of the undersigned at any Meeting, or grant any consents with respect to, 1,132,775 shares of the common stock of the Company, beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by the undersigned on the date of this proxy (the "Proxy Shares"), with respect only to voting for or consenting to the approval of the Transaction, any matters related to or in connection with the Transaction, and voting against or withholding consent from any corporate action the consummation of which would violate, frustrate the purpose of, or prevent or delay the Transaction.

     The undersigned represents and warrants to ABC that (i) the undersigned is the beneficial owner of the Proxy Shares; (ii) the undersigned has all necessary power and authority to deliver this proxy; and (iii) none of the Proxy Shares is subject to any proxy or voting trust or any other arrangement, or understanding with respect to the voting of such shares in connection with the Transaction other than this proxy. Notwithstanding anything herein to the contrary, the undersigned may, and expressly reserves the right to, tender the Proxy Shares in any tender offer made by ABC or the Company for the common stock of the Company upon the terms and conditions of such tender offer.

     This proxy is coupled with an interest and is expressly made irrevocable and will expire upon the earlier of (i) July 31, 1999, (ii) March 31, 1999 if ABC and the Company have not entered into a definitive agreement regarding the Transaction by such date or (iii) the


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consummation of the Transaction. The undersigned acknowledges that monetary damages would be an inadequate remedy for a breach of the provisions of this proxy and that (in addition to any other remedy available at law) the obligations of the undersigned and the rights of the ABC are specifically enforceable.

                                     Very truly yours,

                                     SHAPIRO CAPITAL MANAGEMENT
                                     COMPANY, INC.


                                     By: /s/ Samuel R. Shapiro
                                        -------------------------
                                        Samuel R. Shapiro
                                        President